                                               FILED PURSUANT TO RULE 424(B)(3)
                                               REGISTRATION NO. 333-69294


              PROSPECTUS SUPPLEMENT NO. 13 DATED OCTOBER 23, 2002
                    (TO PROSPECTUS DATED SEPTEMBER 28, 2001)


                               VECTOR GROUP LTD.

            6 1/4% CONVERTIBLE SUBORDINATED NOTES DUE JULY 15, 2008
                                      AND
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                                   ---------

         This prospectus supplement supplements the prospectus dated September 28, 2001 of Vector Group Ltd. relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of our 6 1/4% Convertible Subordinated Notes due July 15, 2008 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

         The table of selling securityholders contained on pages 44 to 47 of the prospectus is hereby amended to add the following additional selling securityholders.


                                Principal Amount of                           Number of Shares of     Percentage of
                                 Notes Beneficially         Percentage of       Common Stock That      Common Stock
Name                           Owned That May Be Sold     Notes Outstanding      May Be Sold(1)       Outstanding(2)
--------------------------------------------------------------------------------------------------------------------

Jefferies & Company, Inc.         $10,200,000(3)                 7.7%               329,990                 *

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*        Less than 1%.

(1) Assumes conversion of all of the securityholder's notes at a conversion price of $30.91 per share of common stock. The initial conversion price of $36.531 per share has been adjusted to reflect a cash dividend of $0.40 per share of common stock and a 5% stock dividend paid by us on September 28, 2001, a cash dividend of $0.40 per share of common stock and a special dividend in the form of 0.348 of a share of Ladenburg Thalmann Financial Services Inc. common stock paid by us on December 20, 2001, cash dividends of $0.40 per share of common stock paid by us on March 28, 2002, June 28, 2002 and September 27, 2002, and a 5% stock dividend paid by us on September 27, 2002. The conversion price is subject to further adjustment as described under "Description of Notes-Conversion Rights" and, as a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 34,919,903 shares of common stock outstanding as of October 22, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular securityholder's notes. We did not assume, however, the conversion of any other securityholder's notes.

(3) The notes shown in this prospectus supplement as owned by Jefferies & Company, Inc. are in addition to the $27,410,000 principal amount of notes previously reported in this prospectus as owned by such holder.

         Investing in the notes and our common stock involves risks, which are described under "Risk Factors" beginning on page 11 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ---------

          The date of this prospectus supplement is October 23, 2002.


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